Exhibit 3.20

AGREEMENT OF LIMITED PARTNERSHIP

OF

MAGNUM HUNTER RESOURCES, LP

Dated Effective as of: September 2, 2008

AGREEMENT OF LIMITED PARTNERSHIP
OF
MAGNUM HUNTER RESOURCES, LP

This Agreement of Limited Partnership (this “Agreement”) of Magnum Hunter Resources, LP, a Delaware limited partnership (the “Partnership”), effective as of September 2, 2008 (the “Effective Date”) is entered into by and among Magnum Hunter Resources GP, LLC, a Delaware limited liability company, as General Partner (as defined herein), and Investment Hunter, LLC, a Delaware limited liability company, as Limited Partner (as defined herein).

ARTICLE I
DEFINITIONS

The following definitions shall for all purposes, unless otherwise clearly indicated to the contrary, apply to the terms used in this Agreement.

“Certificate of Limited Partnership” means the Certificate of Limited Partnership filed with the Secretary of State of the State of Delaware as described in the first sentence of Section 2.5, as amended or restated from time to time.

“Code” means the Internal Revenue Code of 1986, as amended.

“Delaware Act” means the Delaware Revised Uniform Limited Partnership Act, as amended from time to time, and any successor to such act.

“General Partner” means Magnum Hunter Resources GP, LLC, a Delaware limited liability company, in its capacity as the general partner of the Partnership, and any successor to Magnum Hunter Resources GP, LLC as general partner.

“Limited Partner” means Investment Hunter, LLC, a Delaware limited liability company, acting as a limited partner pursuant to this Agreement, and any other limited partner admitted to the Partnership from time to time.

“Partner” means the General Partner or any Limited Partner.

“Partnership” has the meaning set forth in the first paragraph of this Agreement and shall include any successor entity thereto.

“Percentage Interest” means, with respect to any Partner, the percentage of cash contributed by such Partner to the Partnership as a percentage of all cash contributed by all the Partners to the Partnership.

ARTICLE II
ORGANIZATIONAL MATTERS

Section 2.1            Formation. Subject to the provisions of this Agreement, the General Partner and the Limited Partner have formed the Partnership as a limited partnership pursuant to the provisions of the Delaware Act. The General Partner and the Limited Partner hereby enter into this Agreement to set forth the rights and obligations of the Partners and certain matters related thereto. Except as expressly provided herein to the contrary, the rights and obligations of the Partners and the administration, dissolution and termination of the Partnership shall be governed by the Delaware Act.

Section 2.2          Name. The name of the Partnership shall be, and the business of the Partnership shall be conducted under the name of, “Magnum Hunter Resources, LP”.

Section 2.3          Principal Office; Registered Office.

(a)           The principal office of the Partnership shall be at 1046 Texan Trail, Grapevine, Texas, 76051 or such other place as the General Partner may from time to time designate. The Partnership may maintain offices at such other places as the General Partner deems advisable.

(b)           The address of the Partnership’s registered office in the State of Delaware shall be that of the initial registered office named in the Certificate of Limited Partnership or such other office as the General Partner may designate from time to time in accordance with the Delaware Act. The registered agent for service of process shall be the initial registered agent named in the Certificate of Limited Partnership or such other person or persons as the General Partner may designate from time to time in accordance with the Delaware Act.

Section 2.4            Term. The Partnership commenced its existence on the effective date of the filing of the Certificate of Limited Partnership and shall continue in existence until it is dissolved and terminated as provided herein.

Section 2.5            Organizational Certificate. A Certificate of Limited Partnership of the Partnership was filed by the General Partner with the Secretary of State of the State of Delaware on September 2, 2008, as required by the Delaware Act. The General Partner shall cause to be filed such other certificates or documents as may be required for the formation, operation and qualification of a limited partnership in the State of Delaware and any state in which the Partnership may elect to do business. The General Partner shall thereafter file any necessary amendments to the Certificate of Limited Partnership and any such other certificates and documents and do all things requisite to the maintenance of the Partnership as a limited partnership (or as a partnership in which the Limited Partner has limited liability) under the laws of Delaware and any state or jurisdiction in which the Partnership may elect to do business.

Section 2.6            Partnership Interests. Effective as of the date hereof, the General Partner shall have a 2% percent general partner interest and the Limited Partner shall have a 98% percent limited partner interest.

ARTICLE III
PURPOSE

The purpose and business of the Partnership shall be to engage in any lawful activity for which limited partnerships may be organized under the Delaware Act.

ARTICLE IV
CAPITAL CONTRIBUTIONS

Simultaneously herewith, and as consideration for the issuance of Partnership Interests described in Section 2.6, the Limited Partner shall contribute to the Partnership $980 in cash and the General Partner shall contribute to the Partnership $20 in cash.

ARTICLE V
CAPITAL ACCOUNTS; ALLOCATIONS

Section 5.1            Capital Accounts. The Partnership shall maintain a capital account for each of the Partners in accordance with the regulations issued pursuant to Section 704 of the Code, and as determined by the General Partner as consistent therewith.

Section 5.2            Allocations. For federal income tax purposes, each item of income, gain, loss, deduction and credit of the Partnership shall be allocated among the Partners in accordance with their respective Percentage Interests, except that the General Partner shall have the authority to make such other allocations as are necessary and appropriate to comply with Section 704 of the Code and the regulations issued pursuant thereto.

Section 5.3            Distributions. From time to time, but not less often than quarterly, the General Partner shall review the Partnership’s accounts to determine whether distributions are appropriate. The General Partner may make such cash distributions as it, in its sole discretion, may determine without being limited to current or accumulated income or gains from any Partnership funds, including, without limitation, Partnership revenues, capital contributions or borrowed funds; provided, however, that no such distribution shall be made if, after giving effect thereto, the liabilities of the Partnership exceed the fair market value of the assets of the Partnership. In its sole discretion, the General Partner may, subject to the foregoing proviso, also distribute to the Partners other Partnership property, or other securities of the Partnership or other entities. All distributions by the General Partner shall be made in accordance with the Percentage Interests of the Partners.

ARTICLE VI
MANAGEMENT AND OPERATIONS OF BUSINESS

Section 6.1            Management by General Partner. Except as otherwise expressly provided in this Agreement, all powers to control and manage the business and affairs of the Partnership shall be vested exclusively in the General Partner; the Limited Partner shall not have any power to control or manage the business and affairs of the Partnership.

Section 6.2            Reimbursement. The General Partner shall be reimbursed for all costs, expenses, disbursements and advances incurred or made by the General Partner in connection with the operation of the Partnership or on behalf of the Partnership, including, without limitation, costs of compensation and benefits to managers, and any officers, employees or agents, of the General Partner engaged in managing the business and affairs of, or providing services to, the Partnership.

ARTICLE VII
RIGHTS AND OBLIGATIONS OF LIMITED PARTNER

The Limited Partner shall not have any liability under this Agreement.

ARTICLE VIII
DISSOLUTION AND LIQUIDATION

The Partnership shall dissolve and its affairs shall be wound upon the unanimous agreement of the Partners to dissolve.

ARTICLE IX
AMENDMENT OF PARTNERSHIP AGREEMENT

The General Partner may amend any provision of this Agreement without the consent of the Limited Partner and may execute, swear to, acknowledge, deliver, file and record whatever documents may be required in connection therewith.

ARTICLE X
GENERAL PROVISIONS

Section 10.1         Notices. Any notice to the Partnership, the General Partner or the Limited Partner shall be deemed given if received by it in writing at the principal office of the Partnership designated pursuant to Section 2.3(a).

Section 10.2         Entire Agreement. This Agreement constitutes the entire agreement among the parties pertaining to the subject matter hereof and supersedes all prior agreements and understandings pertaining thereto.

Section 10.3         Successors and Assigns. The terms, provisions and agreements herein contained shall be binding upon and inure to the benefit of the parties hereto and, to the extent permitted by this Agreement, their respective successors and assigns.

Section 10.4         Severability. If any provision of this Agreement is or becomes invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions hereof, or of such provision in other respects, shall not be affected thereby.

Section 10.5         Applicable Law. This Agreement is governed by and shall be construed in accordance with the laws of the State of Delaware, excluding (to the extent permitted by law) any conflict-of-laws rule or principle that might refer the governance or the construction of this Agreement to the law of another jurisdiction.

[Signature page follows]

AMENDMENT TO AGREEMENT OF LIMITED PARTNERSHIP

This AMENDMENT (the “Amendment”) to Agreement of Limited Partnership of MAGNUM HUNTER RESOURCES, LP, a Delaware limited partnership (the “Company”), effective as of November 19, 2009, is hereby adopted, executed and agreed to, for good and valuable consideration, by MAGNUM HUNTER RESOURCES CORPORATION, a Delaware corporation (“MHR”), the limited partner of the Company and by MAGNUM HUNTER RESOURCES GP, LLC, the General Partner of the Company (“GP”).

WHEREAS, pursuant to an Assignment of Membership Interests and Partnership Interest entered into by and between Investment Hunter, LLC, a Delaware limited liability company (“Assignor”) and MHR (“Assignee”) Assignor assigned to Assignee, among other things, its limited partnership interest in the Company and all of the rights, benefits, privileges and obligations of the Assignor therein;

WHEREAS, MHR is entering into this Amendment to evidence the substitution of MHR as the limited partner of the Company.

NOW THEREFORE, the undersigned MHR and GP hereby agrees as follows:

1.             Defined terms used herein are used with the meaning provided in the Agreement.

2.             The Agreement is amended effective as of the date hereof to remove Investment Hunter LLC as limited partner, and to admit MHR as the limited partner of the Company holding a 98% limited partnership interest.

3.             Except as amended hereby, the Agreement is ratified and confirmed in all respects.

4.             This Amendment is governed by and shall be construed in accordance with the laws of the State of Delaware.

MAGNUM HUNTER RESOURCES CORPORATION, as Limited Partner

By:	/s/ Ronald D. Ormand
Name:	Ronald D. Ormand
Title:	Executive Vice President and Chief Financial Officer

MAGNUM HUNTER RESOURCES GP, LLC,

By:	MAGNUM HUNTER RESOURCES CORPORATION, its Sole Member

By:	/s/ Ronald D. Ormand
Name:	Ronald D. Ormand
Title:	Executive Vice President and Chief Financial Officer